EXHIBIT 99





FOR IMMEDIATE RELEASE:


                     FOOD LION, INC. AND HANNAFORD BROS. CO.
                          ANNOUNCE $3.6 BILLION MERGER

                     CREATES 6TH LARGEST U.S. FOOD RETAILER

                      HANNAFORD TO MAINTAIN BRAND IDENTITY


SALISBURY, NC, and SCARBOROUGH, ME, AUGUST 18, 1999--Food Lion, Inc. (Nasdaq:
FDLNA, FDLNB) and Hannaford Bros. Co. (NYSE: HRD) today jointly announced that they have entered into a definitive merger agreement in which Delhaize America, Inc., a holding company to be formed by Food Lion this September, will acquire all the outstanding shares of Hannaford in a cash and stock transaction valued at approximately $3.6 billion including the assumption of debt, to create the 6th largest food retailer in the United States. Upon completion of the transaction, Hannaford will operate as a subsidiary of Delhaize America.

Under the terms of the transaction, Food Lion will pay $79 per share through a combination of cash and stock for all of the outstanding Hannaford shares. The aggregate cash consideration is expected to approximate $2.7 billion or 80% of the total consideration, and the $650 million dollar balance will be paid in Food Lion Class A common stock. Delhaize America will assume approximately $300 million of Hannaford debt. The acquisition will be accounted for as a purchase transaction.

Bill McCanless, President and Chief Executive Officer of Food Lion, Inc., said, `This is a strategic acquisition that will help fuel our future growth, build long-term shareholder value and position Delhaize America as a premier multi-regional food retailer for the 21st Century. The acquisition of Hannaford into the Delhaize America family of food retailers will provide an exceptional growth opportunity for both organizations.'

Food Lion, Inc., with 1,258 stores in the Mid-Atlantic and Southeastern states from Pennsylvania to Florida, under the brand names of Food Lion, Kash n' Karry, and Save 'n Pack, had 1998 revenues of $10.2 billion. Hannaford Bros., with 152 stores in New England, New York and the Southeast, recorded 1998 revenues of $3.3 billion under the brand names of Hannaford and Shop `n Save. On a pro forma basis, the combined company will have over 1,400 stores throughout the eastern United States from Maine to Florida, with total annual revenues of approximately $13.5 billion and more than 116,000 full-time and part-time employees.


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The transaction has been approved by the boards of directors of both companies.
The merger is subject to certain conditions, including approval by Hannaford shareholders as well as customary regulatory approvals. The transaction has the approval of the largest shareholders of each company, namely Etablissements Delhaize Freres et CIE "Le Lion" S.A. and its wholly owned subsidiary, Delhaize The Lion America, Inc., which in the aggregate own approximately 42% of Food Lion's Class A common stock and 55% of its Class B common stock; and The Empire Company, which owns approximately 25% of the outstanding Hannaford stock.

Upon completion of the merger, Hugh G. Farrington, President and CEO of Hannaford, will join the Delhaize America Board of Directors as Vice Chairman and will continue to operate Hannaford. In addition, a representative of Empire will also be named to the Delhaize America Board. Mr. McCanless will continue as CEO of Delhaize America. Both Mr. Farrington and Mr. McCanless will report to Pierre Beckers, Chairman of Delhaize America.

Mr. McCanless said, "We have always admired Hannaford for the strength of its management, for its corporate culture which emphasizes customer and employee satisfaction, and as a highly profitable and well-run business. We look forward to building the Hannaford brand and expanding our platform of multi-format stores under one organization.

"Together, we are very complementary companies, both operationally and geographically. We have strong traditions of performance and leadership within our industry. Both companies have consistently reported among the highest operating margins in the food retail industry. Hannaford has many distinctive qualities upon which we can build within the Delhaize America organization, such as its expertise in general merchandise and in-store services. Food Lion brings to Delhaize America its strength in marketing, cost containment and real estate development. And, we each have strengths in information technology, category management and associate relations. We view this as an outstanding building block to continue creating value for our shareholders."

Mr. McCanless noted that the acquisition of Hannaford will be dilutive to GAAP earnings per share, but will be accretive on a cash earnings per share basis to Delhaize America in the first year based on its historical and estimated 1999 cash earnings per share. Delhaize America expects to record a one-time charge in connection with the combination. Standard & Poor's has reviewed this transaction and has given Food Lion a BBB- investment grade rating.

Furthermore, the combination is expected to result in synergies estimated at approximately $40 million in the first year and approximately $75 million annually by year three, in such areas as cost savings, procurement efficiencies, distribution, information systems, category management, marketing and training.

Mr. Farrington said, "We are extremely pleased to join forces with Delhaize America and that our shareholders will receive a very attractive premium for their shares. Delhaize

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America is an excellent strategic growth partner in an industry which continues to consolidate. Its structure will enable us to expand our operations and ensure that we will continue to provide our customers with the highest-quality products and services. Both management teams have long respected one another, and we look forward to working together.

"At the same time, we are also pleased that Hannaford will maintain its Scarborough headquarters and we have no plans for reduction in the number of our associates," Mr. Farrington added.

J.P. Morgan & Co. served as financial advisor to Food Lion, and Morgan Stanley Dean Witter & Co. served as financial advisor to Hannaford. Akin, Gump, Strauss, Hauer & Feld, LLP was legal advisor Food Lion, and Weil, Gotshal & Manges LLP advised Hannaford.

Hannaford Bros. Co., based in Scarborough, Maine, operates 152 supermarkets in Maine, New Hampshire, Vermont, Massachusetts, New York, Virginia and North and South Carolina. A publicly held company (NYSE-HRD) with annual sales of $3.3 billion, Hannaford employs 24,000 associates in eight states.

With 1998 sales of $10.2 billion, Food Lion, Inc. is one of the nation's largest supermarket chains. The Company and its more than 92,000 employees serve more than 10 million customers a week at 1,143 Food Lion supermarkets in 11 states, and 104 Kash n' Karry and 11 Save 'n Pack supermarkets in Central Florida.

This document contains forward-looking statements that involve uncertainties. Factors that could cause results to differ materially from those in the forward-looking statements are detailed from time to time in reports filed by the Companies with the SEC, including Forms 8K, 10Q and 10K.

                                      # # #

For Further Information:

For:  Food Lion, Inc.                       For:  Hannaford Bros. Co.

Chris Ahearn (Media Relations)              Beryl Wolfe (Media Relations)
(704) 633-8250, ext. 2892                   Wolfe Public Relations
                                           (207) 775-5115
David Hogan (Investor Relations)
(704) 633-2529, ext. 2529                   Chuck Crockett (Investor Relations)
                                           (207) 885-2349
David Lilly
Jeffrey Taufield
Kekst and Company
(212) 521-4800



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